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                                               FILED PURSUANT TO RULE 424(b)(4)
                                                          FILE NUMBER 333-67629

PROSPECTUS SUPPLEMENT
(To prospectus dated March 12, 1999)

                              1,256,005 SHARES

                             AVANT! CORPORATION

                                COMMON STOCK

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     This prospectus supplement supplements the prospectus dated March 12,
1999 relating to 1,256,005 shares of common stock, $0.001 par value, of Avant! Corporation, a Delaware corporation. The shares are being offered for the account of the holders thereof. This prospectus supplement is incorporated by reference into the prospectus, and all terms used herein shall have the meaning assigned to them in the prospectus. On May 12, 1999 the closing price of the common stock of Avant! Corporation on the Nasdaq National Market was $13 15/16. The common stock of Avant! Corporation is traded under the symbol "AVNT."

     The term "selling stockholder," as it is used in the Plan of Distribution section starting on page 18 of the accompanying prospectus, includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. Selling shareholders may pledge their shares of common stock to Prudential Securities Incorporated or to another broker as collateral for margin loans. In the event of a default under a pledge agreement, Prudential or the respective broker may offer and sell the pledged shares in the manner described in the Plan of Distribution section.

     47,675 shares held by Dennis DeCoste are subject to a pledge and security agreement in favor of Prudential Securities Incorporated. Following a transfer of Mr. DeCoste's shares to Prudential under the pledge and security agreement, these shares may be sold by Prudential under the accompanying prospectus.

     SEE "RISK FACTORS" STARTING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

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    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
  COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO
                    THE CONTRARY IS A CRIMINAL OFFENSE.

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         The date of this prospectus supplement is May 13, 1999.